Exhibit 99.1

Golden Enterprises Announces Quarterly Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--September 19, 2013--Golden Enterprises, Inc.’s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable October 30, 2013 to stockholders of record as of October 7, 2013.

Golden Enterprises, Inc. saw an increase in Net sales from the first quarter of 2013 to the first quarter of 2014 of 1%. Net sales for the first quarter were $35,141,838 compared to $34,683,455 for the same period in the prior year. Operating income increased $227,195 or 19% compared to the first quarter ended August 31, 2012. The Company was able to generate these positive results from improved margins and positive sales trends, despite rising selling, general and administrative expenses.

The following is a summary of net sales and income information for the thirteen weeks ended August 30, 2013 and August 31, 2012:

	THIRTEEN WEEKS ENDED
	August 30,	August 31,
	2013	2012
Net sales	$35,141,838	$34,683,455

Income before income taxes	$1,379,049	$1,174,302
Income taxes	607,521	504,166

Net income	$771,528	$670,136

Basic and diluted earnings per share	$.07	$.06

Basic weighted shares outstanding	11,732,632	11,734,632

Diluted weighted shares outstanding	11,732,632	11,734,632

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132